CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 44 to Registration Statement No. 033-19421 of Variable Account D of Union Security Insurance Company on Form N-4, of our report dated April 20, 2015, relating to the statements of assets and liabilities of Variable Account D of Union Security Insurance Company as of December 31, 2014, and the related statements of operations for the periods then ended, the statements of changes in net assets for each of the periods presented in the two years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

April 20, 2015